UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

CASUAL MALE RETAIL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2623104
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Turnpike Street, Canton, MA	02021
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Global Market

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Item 1.	Description of Registrant’s Securities to be Registered.

On June 29, 2009, Casual Male Retail Group, Inc., a Delaware corporation (the “Company”) entered into an amendment to the Rights Agreement, dated as of December 8, 2008 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as Rights Agent. The amendment was approved at a special meeting of the Company’s Board of Directors held on June 28, 2009.

Among other things, the amendment, which is effective until the earlier of (i) the date immediately following the date of the Company’s upcoming annual meeting of stockholders and (ii) August 31, 2009, reduces the beneficial ownership threshold at which a person or group becomes an “Acquiring Person” under the Rights Agreement from 15% of the Company’s then-outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) to 5% of the Company’s Company Securities (as such term is defined in the Rights Agreement, as amended) and otherwise expands the definition of “Acquiring Person” to include persons or groups that would be considered “5-percent shareholders” under section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder. After that date, the triggering threshold would again be 15% of the Company’s then-outstanding Common Stock. The Rights Agreement, as amended, exempts any stockholder whose beneficial ownership as of the opening of business on June 29, 2009 exceeded 5% of the Company’s then-outstanding Company Securities from becoming an “Acquiring Person” so long as such stockholder does not acquire additional Company Securities as of the opening of business on June 29, 2009.

The amendment to the Rights Agreement is intended to help preserve and maximize the long-term value of the Company’s net operating loss carryforwards (“NOLs”) and related tax benefits. The Company’s ability to use its NOLs could be substantially reduced if the Company experiences an “ownership change,” as defined under Section 382 of the Code. The calculation of an “ownership change” under the Code is based on changes in ownership of “5-percent shareholders” that collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders over a rolling three-year period.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 9, 2008. A copy of the amendment to the Rights Agreement has been filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 29, 2009. The foregoing descriptions of the Rights Agreement, as amended, and the amendment to the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on December 9, 2008, which are incorporated by reference herein.

Item 2.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Rights Agreement, dated as of December 8, 2008, by and between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, which includes as Exhibits thereto the Form of Certificate of Designation, the Form of Right Certificate and the Summary of Terms attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 9, 2008).

4.2	Amendment, dated as of June 29, 2009, to the Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 29, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CASUAL MALE RETAIL GROUP, INC.

Date: June 29, 2009	By:	/s/ Dennis R. Hernreich
	Name	Dennis R. Hernreich
	Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibits thereto the Form of Certificate of Designation, the Form of Right Certificate and the Summary of Terms attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 9, 2008).

4.2	Amendment, dated as of June 29, 2009, to the Rights Agreement, dated as of December 8, 2008, between Casual Male Retail Group, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 29, 2009).